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                           INVISION TECHNOLOGIES, INC.
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
ON MARCH 24, 2004, INVISION SENT AN EMAIL TO ITS EMPLOYEES WITH THE FOLLOWING TRANSCRIPT FROM AN EMPLOYEE MEETING HELD ON MARCH 15, 2004 ATTACHED:

                                                      INVISION TECHNOLOGIES INC.
                                                         MODERATOR: LAURA GRAVES
                                                   MARCH 15, 2004/12:00 P.M. CST




                           INVISION TECHNOLOGIES INC.

                                 MARCH 15, 2004
                                 12:00 P.M. EST


(Poor audio made transcription difficult.)

R. Van Ark            ...Can't really hear very well. Secondly, we have about
                      150 people and some of them in classes phoned in on this particular conference call that's on the deck here, so many people out in the field, customer ops people and so on have phoned into the conference call this morning as well. To all of you, welcome, and thanks for coming. Our address this morning will be done by Don Mattson, our Chief Operating Officer, and I'll hand it over to Don.

D. Mattson            Thank you. Good morning, everybody. Also, good morning to
                      most of you at Inovec and Quantum. For those of you in the room here, we have a communications bridge open to the other facilities; and as Roelof said, we've already talked to Europe and the sales force and they are all aware.

                      As you might suspect, it's been a rather long, few days. We've spent a lot of hours here; many of you have seen us and wondered what was going on. I appreciate your patience and the fact that you weren't bugging me saying, What's happening, what's coming, who's doing what?" Yes, I know there have been rumors and as you might suspect, we cannot respond until, as Yogi Bearra used to say, "It ain't over `til it's over." Having said that, it's not totally over, but the important thing is that there is now a signed agreement. The agreement was signed last night at midnight and we received the permission to announce this morning at 5:00 a.m., went out on the wire at 5:00 a.m.

                      Some of you have asked me, "Aren't you supposed to be somewhere else?" The answer is yes, and the good news is, for me anyway, I'll be going to Hawaii this afternoon to participate in my daughter's wedding. Thank you ... for getting this done.

                      I'd like to thank all of you for joining us with such short notice and apologize. The communications is always difficult, but to repeat, you understand that we've signed an agreement late last night for InVision to join with General Electric infrastructure business. This means that GE agreed to acquire InVision in a cash transaction valued at approximately $900 million or $50 per share. Those of you that have looked on the Internet have probably seen the stock is now in the, last I looked, $49.3.

                      This morning we wanted to pull everybody together and to give you a few of the details and give you a chance to ask any questions that you may have. We'll do our best to answer, but having said that, there are a lot of things that are still up in the air and happening, and we'll do our best to let you know what's going on.

                      Anyway, why does this make sense for us? This is a logical and an exciting move for InVision and it will make sure that we are truly at the heart of the Homeland Security industry moving forward. For this agreement, GE has already built its own security business into a $1 billion dollar organization. They've done this over the last 18 months. They are clearly dedicated to being an important player in this consolidating field.

                      For the NDT side, our non-destructive testing and Yxlon, GE is already a significant player in that business, and due to anti-trust issues, they will not be able to bring our NDT business into their organization. For this reason, InVision will now begin a process working with ... Management do divest the NDT business in Germany.

                      Back to the security business, becoming part of GE's security business will result in a much more powerful organization, which will enhance our chances to become the major supplier of the full spectrum of security solutions into the new areas of Homeland Security. GE has world-leading customer relationships, distribution channels and strengths in its brand name and reputation. GE already possesses a strong portfolio of security products and shares the same culture of products and innovation. We've always said that the future solutions in homeland security will be integrated solutions utilizing a number of proven technologies.

                      InVision CT technology, Yxlon detraction and what we now call the security group in Hamburg and Quantum's ... resonance are complementary to GE's trace detection technology. This will offer us better opportunity to develop solutions for customers, which will result in screening systems that are easier to use and more effective than those available today. As you may recall, GE purchased Ion Track, so Ion Track is the trace detection brand name that they supply.

                      We believe that there will be other positive synergy, which will emerge and which will offer the combined group, a more successful future. Even as we enter this agreement, for example, we are working to determine how we can offer our major customers enhanced service offerings for the full range of their maintenance needs.

                      Now, talking about the process and how the merger will go, the merger will take a considerable period of time. It could take most of the year to work out. The good news at the end of this, many of you who are stockholders is that GE will then be purchasing your shares for a price of $50 each. Option holders, your options will all 100% be vested and you will receive payment for those. Until then, we all need to continue with what we do so well. The plants are staying open and the offices will run, and it's business as usual.

                      I'm going to steal a little bit of Roelof's thunder, I'm
                      sure he would like to tell you this because ....

(Speaker gets cut off.)

W Ladies and gentlemen, I appreciate that you're interested, but if you could keep quiet, we're trying to hear some tones for the phones here for your other fellow employees.

M Sorry, the people who have phoned in remotely, something was wrong with the phone. We're back online again, can we go to the next question?

D. Mattson            For those of you offline, Quantum and Inovec, I will be
                      calling both Allan and Lowell and if a question that you had wasn't asked, if you'd like an answer, I will be talking to them and do my best to get an answer to you over the next hour. Anyway, anybody else?

(Hard to hear speaker.)

W                     I have a question. ...you said that it was business as
                      usual....are employees still able to join the plan at this point, ...

D. Mattson            Michael ... said it best, it is business as usual on our
                      plan.

(Hard to hear speaker)

W                     ...

D. Mattson            The question is on the ... in the open enrollment, can
                      people join. Only to the extent that the shares then are allocated, we have a limit in total shares. We've been here once before and we're going to have to look at how we do that and to make it fair for everybody. You'll hear more later. We'll work on that.

(Hard to hear speaker)

M On the ... are we going to retain some of that ...technology as ... process or ...?

D. Mattson            The question is, the Yxlon company, what will we retain,
                      any of that business? I'll let Roelof tell you what he is keeping.

R. Van Ark            This is all new for everybody. Don, in a way, has answered this in his speech. The Xylon security business will be retained. So, the security business includes the defraction business, which we are busy integrating with the rest of the security, so that definitely remains with the GE InVision group.

D. Mattson            The question is how much longer will senior management
                      stay around. Sorry you can't get rid of me. Frankly, we don't know what will happen long term. Again, as I said, it's business as usual. We will continue to run the business as we've been running it, and you won't see me for nine days, but you'll see me back here.

M                     Nine or ninety?

D. Mattson            Nine days and I'll be on e-mail and phone. But, no, in the end, you don't know what happens and such; but again, they bought us for what we've done and what we have, and we'll build and continue to build the business and it will go where it goes.

                      Does the money we have in the bank, and it's actually a lot more than you'd think, does it stay within the company? Almost $280 million and that does go with the company. The $900 million is net return to the company, so that money kind of goes with the deal.

R. Van Ark            I'm not sure whether that answers your question exactly.
                      It goes with the deal, what happens to it afterwards is obviously the new shareholders prerogative because each of the ... Then afterwards, they will surely invest that money into the future as well.

(Question cannot be heard.)

M                     ...

D. Mattson            The question was, the easier question, when did GE
                      first come to us. They came to us through a bank in December, maybe late November. I personally visited their facility in late December, and we made the presentation to them. It was just before Christmas. And as I said in my prepared remarks, they came to us; we had not gone out soliciting.

                      The second question is when and what will happen with merit reviews. That was not tied to the receipt of the TSA order. It's really tied to profitability of the organization. One of the tough things that we have to do as management sometimes is to hold off on such things, to make sure that we are producing the profitability on the bottom line, and rather than do other means of adjustment, we held off on merit reviews. It's still paramount in our minds; we know it's important to you and we'll keep you posted when and if or as we are able to tell you what we might do next. At this point, we've told senior management within the organization, that it's our intention to, again, run the process in July or late June.

M                     So, is that a no?

D. Mattson            If the question is, are we going to process merit reviews
                      now because of the ... the answer is no.

(Cannot hear speaker)

M                     ...

D. Mattson            Likely, I won't use the word ....

R. Van Ark            ...most of you reporting to my organization like to go
                      back to what we discussed here before is .... Remember,
                      this is still a lean year. It hasn't changed. The TSA order was part of our budget and, yes, we are very happy that we have it and now that I'm an ...I wanted to thank you again. I want to thank you people for that order because if we didn't get that, we would have had real problems within the organization. But that is part of our budget and we needed that order and we're very proud and very happy to have received it, as Don said, but we're meeting our budget at the moment.

                      With that order, we can recall, and perhaps I've shown it here in the line-ups review in the ... review. We're still at that low, lean year volume. It means that that volume is still going to be a lot less than last year's was. If we have any further upsides, we as management will definitely reconsider if we can do something earlier; but that budget that we've got already incorporated the TSA order. I just want you to understand that hasn't changed, and sending the company to another shareholder doesn't change that either.

                      We are still running this business and we have to make that bottom line happen; and we all need to ... one together and I thank you for that. But we're going to make it happen and while I'm at it, we need to now insure get those machines out of the store, we've got lots to do this quarter; it's business as usual. When I spoke to a lot of people in the factory this morning, I was fortunate enough to get the feeling that there already people there that are behind getting those machines out with us, and we need to get them out, so that we can make this year a good one. As management sees that develop, they're going to make the right decisions for us. You are central to our organization, we definitely will make the right decision as soon as we can, as soon as we can see that we might be achieving better than what our budget is at the moment.


M Part of the pricing on this transaction is predicated on a certain level of performance, which is reflected in our budgets for right now. So the TSA order is really going to be part of that commitment. We've still got to continue to run this company as effectively as we ever had. Any change, any material change in our performance could be an undoing factor that we all want to work to make sure it doesn't happen. So, just to echo what Roelof has said, is that we have to run this business as we have been running it and look forward to a very bright future.

(Hard to hear speaker)

M                     First of all, congratulations .... Two questions, what
                      does GE see as cost savings ....


D. Mattson            First question, what does GE see as the cost savings? In a deal like this, there's always synergy and there are lots of different ways that money can be saved, supply base, if we can buy from the same suppliers and get better prices.
                      At this point, I can't tell you, I can't give you any specifics because there aren't any. Going forward, we're just going to have to go into this as they come in, the integration team, work with us.

                      The second one was when will the deal close. What we said in our announcement, it could take nine months, but it could also take a lot less than that. A lot depends on what regulatory reviews are signaled or required and it depends how much they come in. An element of it, I know there will be more in writing over the next week or so that we'll be sharing with you.

                      There needs to be a shareholder meeting and the shareholders must approve this deal and likely, that meeting will not happen for at least two months, I would guess, in early June. After that we don't know, again, it depends on how much digging the SEC does or others.

                      The question is, how do we relate with the medical division. It's a different business organization for GE. I don't know how easy it is to have two businesses work; but there is a development laboratory and a research center that is being set up and, we'll be able to participate through that with knowledge and understanding in what is done. But the medical end is a different organization and different division and a few steps removed from us. As best I know, there's no regular routine tie between the two organizations.

(Cannot hear speaker)
M                     ...

D. Mattson            The question is when will integration teams start and how
                      much information do we give them? It will start fairly quickly. There will be some people in here, we don't know exactly when, but I wouldn't be surprised if we won't have, at least, an individual or two here next week.

                      What do we tell them? We tell them everything at this point. There's nothing that we withhold. We are they and such...the deal is closed. There are some limitations as to what they can do. They cannot drive our business, they cannot call on our customers; they cannot get involved in company/customer relationships and such; but internally, in the beginning, it will be understanding what we do, how we do. So far they've just heard mostly from myself, more recently Roelof and I participated in a Q&A session in the city, and they asked us a lot of questions, but now they want to see did we really know what we were talking about. What else?

(Cannot hear question)

M                     ...are there any other major keys or goals ...

M As Ross said, we need to continue to drive our business as budgeted. Is there anything they are looking for? Obviously, we can't go out and commit large sums of money without their approval; but it doesn't mean we might not go and try or pass some things onto them. But the main thing is that we need to deliver our budget and can keep working on all of the projects and tasks as outlined to you previously.

M There are, in fact, some minor operating covenants in the merger agreement, which we will communicate to you as is appropriate; but the idea is just basically continue to run the business as we're running it right now. That means we don't go out and acquire a $500 million company during this period of time, but other than that, it's business as usual.

R. Van Ark            What effects us all is what we need to do on a day to day
                      basis. They are as interested as we are, that our company is profitable, runs well, that we have the TSA order; that we supply the equipment; that we get more international business; that we certify more machines; that we do the things that we have planned to do. We had a very busy schedule lined up for the year 2004. We're going to continue with that very busy schedule and they've all ...
                      participate here and ... on that. There have been no areas that they really told us that they do not want us to continue.

                      They are looking forward to the successes that we have set ourselves for the year, and they want us to continue to succeed in exactly that direction. So, we have a lot of targets and many of them are happening in the next few months and they want us to achieve those in the next months as well. We continue and we must achieve again, things like certifications, testing, deliveries on time, quarterly reports or quarterly achievements, we need all of those. So, we look forward to doing that together in this year.

D. Mattson            Any more?

(Cannot hear question)

M                     ...

D Mattson             The question is how much does the TSA know about the
                      acquisition and did they give their approval? They know about it. One, we have no requirement to go them to get approval for it. We have informed them of what we were doing, but they were not an early informant. We were not able to tell a lot of this, but our expectation is that it should be business as usual.

                      I remember that Norman and Ed back after 9-11, started talking about General Electric being a player in this area, so I know at least at this level, a strong interest in having General Electric be a participant. We don't know of any problems and don't expect any. Anything else?

                      We'll close with this. I'll let Roelof say a couple more words and Ross and Michael, if you have something. Again, we appreciate your patience as we move forward, the process we will make as smooth as we can. We will keep you informed as we go forward and just let you know what's happening. The integration team will work through me and so, I will be a major participant in the go-forward plan. Roelof, Ross.

R. Mulholland         I just want to say that GE is clearly a superior company
                      in global economy, and they bought a superior company; and that means they're impressed with the technology and the people of Inovec, the technology and the technology development capabilities of Quantum, as well as ...
                      efficient. You guys are the best and that's why they bought us, and I think we're going to have a very exciting future with them going forward here.

R. Van Ark            We have a very strong partner in GE. We should look
                      forward to a more expanded possibility view of this market of security. The market is definitely growing. We would have had big hurdles in the way as a smaller organization to get really deep into that business worldwide. We must seize the opportunities that are being opened up for us and the best way that we can prove to our new partners that we can do is to perform. We know how well you people have performed in the past, and I'm convinced that together we are going to perform again in the future. I can promise you, as we perform, they're going to like the way that we perform and they're going to support us. We could use their support to make more business for us and more successes for us in the future.

                      So, I really look forward to all of you is get ... to this order to get those ... machines out before the end of the month for the TSA. We need them and let's make and continue to make this business a success for us all, even with our new shareholder. With that, I'll thank you all for attending and Michael will have the last words.

Michael Let's look at the practical side for a minute. Your benefits remain the same. You all know that we have open enrollment coming up in the month of May, April/May. So, you will all need to participate in open enrollment just as if we go forward. Your 401(k) plan and the matching still continues just the way it is. When we work with the integration team, they will decide whether we keep our benefits, or we roll into somebody else's benefits. That will be decided down the road, but in the meantime, so nobody makes a mistake of saying something else is going to happen, we will do our normal open enrollment.

                      We still participate in the ESP, we still participate in the 401(k) and I'll make the $0.02 pitch, remember the 401(k) people will be here tomorrow for individual and small consultations. so if you want to figure out how to use that and move money around in it, tomorrow with Johnson and Dugan is a good time to show up and you can check with Joy or Holly if you hadn't already signed up. The benefits still go forward. So we don't all have to rush our and make ear, nose, throat, eye and physical appointments in the next couple of weeks. Flex plans still goes through the year. So, all of those benefits roll forward.

D. Mattson            Last, I want to thank all of you, especially Quantum and
                      Inovec for calling in and not to forget you. I don't want you to think that I didn't know you're also there. Sales service engineers, you are a major, major part of this organization going forward, and it is a strength of our business and I want you to all know that you are a real plus.

                      It was one of the things as we talked with GE and they were most impressed with the way our field service organization, the way our call center works, the way our field service has been deployed. I thank all of you for that. It's been a long, hard journey as we've been building that organization; but you've done a great job and I want to thank you and thank everybody and thank you and we'll ... any questions, catch us as we walk around. Thank you.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE YOU CAN FIND IT

        In connection with the proposed merger, InVision intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission ("SEC"). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, STOCKHOLDERS OF INVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The proxy statement and other relevant materials, and any other documents filed by InVision with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, stockholders of InVision may obtain free copies of the documents filed with the SEC by contacting InVision Investor Relations at (510) 739-2511 or InVision Technologies, Inc., 7151 Gateway Boulevard, Newark, CA 94560. You may also read and copy any reports, statements and other information filed by InVision with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC's website for further information on its public reference room.

        InVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the InVision stockholders in favor of the proposed Merger. Certain executive officers and directors of InVision have interests in the merger that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

        InVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the InVision stockholders in favor of the proposed Merger. Certain executive officers and directors of

InVision have interests in the merger that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.


                     --------------------------------------